[Hauser Inc. Letterhead]

                  HAUSER EXECUTES AMENDMENT TO CREDIT FACILITY

Long Beach, CA and Longmont, CO - December 5, 2002 - Hauser Inc. (OTCBB:HAUS) today announced that it has executed an amendment to the existing credit facility with its bank. The amendment extends the maturity date of the company's revolving credit facility to December 31, 2002. As a result of the amendment, Hauser is in compliance with all provisions of the credit facility.

     Hauser also announced that it has further reduced the amount owed under the existing credit facility to $8.7 million from $9.0 million. The company said it is working to obtain a new line of credit, though there can be no assurance that it will be successful.

     Hauser, headquartered in Long Beach, California and Longmont, Colorado, is a leading supplier of herbal extracts and nutritional supplements. Hauser's products and services are principally marketed to the pharmaceutical, dietary supplement and food ingredient businesses. Hauser's business units include:
Botanicals International, ZetaPharm and Hauser Contract Research Organization.

Certain oral and written statements of management of the Company included in this Press Release and elsewhere may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management for future operations. The forward-looking statements included herein and elsewhere are based on current expectations that involve judgments which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

CONTACTS:
                      Kenneth C. Cleveland
                      President and Chief Executive Officer
                      Hauser, Inc.
                      (310) 669-2164

                      Robert Jaffe/Cecilia Wilkinson
                      PondelWilkinson MS&L
                      (323) 866-6060
                      investor@pondel.com